Exhibit 99.1

THE HANOVER INSURANCE GROUP, INC. ESTIMATES IMPACT FROM APRIL CATASTROPHIES

WORCESTER, Mass., May 23, 2011 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced the estimated impact of catastrophe losses for the month of April 2011.

The southern part of the U.S. experienced an unprecedented number of weather events during the month. In all, there were five catastrophes identified by Property Claim Services (PCS) in April, the most significant being a storm system that produced a string of tornadoes and hail storms over six days during the last week of the month. This catastrophe event, according to PCS, may go down as the most destructive tornado event in eight decades.

The Hanover currently estimates its pre-tax losses resulting from all catastrophe events in April of 2011 to be in the range of $70 to $85 million, or $1.00 to $1.22 per share after-tax, driven predominantly by storms that occurred between April 22 and 28, which affected our policyholders in Tennessee, Arkansas and other states.

Forward-looking Statements

The Company’s estimates of weather-related catastrophe losses are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relate to estimated weather-related losses incurred prior to the date of this press release. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; and (ii) other risks and uncertainties that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” The difficulties at arriving at such estimates are the result of difficulties policyholders may have in reporting claims and in The Hanover’s ability to adjust claims because of the devastation encountered; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; the effect of “demand surge”; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time; and other factors.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty insurance products and services to businesses, individuals and families through a select group of independent agents. The company is ranked among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for nearly 160 years. For more information, please visit www.hanover.com.

Contacts:

Investors: Oksana Lukasheva (508) 855-2063 Email: olukasheva@hanover.com	Media: Michael F. Buckley (508) 855-3099 Email: mibuckley@hanover.com

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